Exhibit 10.ii.c

SCHEDULE OF SERVICES

BRAZIL - CFSI

Date: December 27, 2006

This Schedule of Services is issued pursuant to the Transition Services Agreement dated as of October 23, 2004 (the “Agreement”) between The Mosaic Company (“Mosaic USA”) and Cargill, Incorporated, which Agreement is incorporated into this Schedule of Services.

1.	Description of Service. Cargill Financial Services International, Inc. (“CFSI”) will perform the following Treasury Services for Mosaic Fertilizantes do Brasil S.A. and Mosaic Fertilizantes Ltda. (collectively, “Mosaic Brasil”):

Treasury Service. CFSI’s Business Unit, Trade and Structured Finance, will provide assistance to Mosaic USA with the following service, as may be required, related to providing funding to Mosaic Brasil by optimizing Mosaic Brasil’s import flows for supplier financing:

A)	CFSI will work with Mosaic USA in order to provide Mosaic Brasil with competitive funding via supplier financing. CFSI will work with Mosaic USA and Mosaic Brasil and its suppliers to buy the Drafts from the suppliers (paying the sight price to the supplier) and then sell the Drafts into the bank market at rates of approximately LIBOR plus .7 to 1.25% p.a. at current market pricing. In the event that CFSI deems that they are unable to sell the Drafts into the bank market TSF may sell the Drafts to Mosaic USA. CFSI shall provide all necessary documentation and execution related to the service. CFSI shall be under no obligation to provide such service and shall do so on a best efforts basis.

B)	Other TSF structured transactions will be addressed separately by TSF with Mosaic Brasil on a case-by-case basis.

2.	Term.

CFSI will provide these Treasury services to Mosaic Brasil for a period commencing June 1, 2006 and expiring on May 31, 2007 (the “Term”).

3.	Compensation.

A.	The charge for providing the above service will be 0.25% p.a. on the amount of Drafts that CFSI negotiates. Any difference between the amount of interest embedded into the Drafts and the rate (plus the 25bps p.a.) that CFSI sells the Drafts to the bank market shall be for the account of Mosaic USA. Monthly, CFSI will submit a summary to Mosaic USA outlining the activity concerning the Drafts and a breakdown of the preceding amounts due to/from Mosaic USA/CFSI. Amounts due to/from Mosaic USA/CFSI shall be payable two business days following the date of submission of the monthly summary.

B.	For the existing funding structure using Contingent Export Securitization Notes – Eurosec as an instrument of funding, and at the same time using CFSI as a paying agent, the charge will be 0.25% p.a. (to be negotiated). Amounts due to/from Mosaic USA/CFSI will be payable two business days following the date of submission of the monthly summary.

4.	Special Provisions.

None.

Mosaic Fertilizantes do Brasil S.A.	Cargill Financial Services International, Inc.

By:	By:
Name:	Name:

Mosaic Fertilizantes Ltda.

By:
Name: